EXHIBIT 23.2

Consent of Independent Auditor

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Aravive, Inc. (formerly Versartis, Inc.) of our report dated August 3, 2018, relating to the financial statements of Aravive Biologics, Inc., which appears in the Registration Statement on Form S-4/A of Versartis, Inc. filed with the Securities and Exchange Commission on September 4, 2018.

/s/ BDO USA, LLP

Raleigh, North Carolina

October 16, 2018